EXHIBIT 8


                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("AGREEMENT") is made as of December 23, 1999 between Bill Gross' idealab!, a California corporation ("BUYER"), and Moore Global Investments, Ltd., a limited company organized under the laws of the Bahamas ("MOORE"), Multi-Strategies Fund Ltd., a limited company organized under the laws of the Bahamas ("MULTI-STRATEGIES CO."), Remington Investments Strategies, L.P., a Delaware limited partnership ("REMINGTON"), and Multi-Strategies Fund L.P., a Delaware limited partnership ("MULTI-STRATEGIES L.P."). Each of Moore, Remington, Multi-Strategies Co. and Multi-Strategies L.P. is "SELLER," and Moore, Remington, Multi-Strategies Co. and Multi-Strategies L.P. are, collectively, "SELLERS."

                                    RECITALS

          A. Sellers desire to sell, and Buyer desires to purchase, 2,100,000 shares (together with all contractual rights of Sellers in such shares, the "SHARES") of common stock, $.0001 par value per share, of GoTo.com, Inc., a Delaware corporation (the "COMPANY"), for the consideration and on the terms set forth in this Agreement.

          B. Immediately following such purchase of the Shares, Buyer intends to sell, and Sellers intend to purchase, 1,743,000 shares of Series D Preferred Stock, no par value, of Buyer ("SERIES D PREFERRED STOCK") for $100 per share.

                                    AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.   SALE OF SHARES; CLOSING

     1.1  SALE OF SHARES

          Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, in exchange for Buyer paying to Sellers $174,300,000 (the "PURCHASE CONSIDERATION").

     1.2  CLOSING

          The purchase and sale provided for in this Agreement will take place (the "CLOSING") at the offices of Latham & Watkins, at 633 West Fifth Street, Los Angeles, California, 90071, at 7:00 a.m. (local time) on the date that is two business days following the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR ACT"), or at such other time and place as the parties may agree (the "CLOSING DATE"). Subject to the provisions of Section 7, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.


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     1.3  CLOSING OBLIGATIONS

          At the Closing:

          (a) Each Seller will deliver to Buyer:

               (i) the certificates representing the Shares owned by such Seller, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

               (ii) a certificate executed by Seller representing and warranting to Buyer that each of such Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

          (b) Buyer will deliver to each Seller a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

          (c) In lieu of Buyer delivering the Purchase Consideration to Sellers, and Sellers receiving such consideration, the Purchase Consideration will be applied to Sellers' purchase of 1,743,000 shares of Series D Preferred Stock for $100 per share pursuant to (i) a Series D Preferred Stock Purchase Agreement, dated as of the Closing Date (the "SERIES D PURCHASE AGREEMENT") and (ii) an Amended and Restated Investor Rights Agreement, dated as of the Closing Date (the "INVESTOR RIGHTS AGREEMENT," and together with the Series D Purchase Agreement, the "INVESTMENT AGREEMENTS"), which the parties will enter into on the Closing Date substantially in the forms attached hereto as EXHIBITS A AND B, respectively.

2.   REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller represents and warrants to Buyer for itself only as follows:

     2.1  ORGANIZATION AND GOOD STANDING

          Moore is a limited company duly organized, validly existing, and in good standing under the laws of the Bahamas. Multi-Strategies Co. is a limited company duly organized, validly existing, and in good standing under the laws of the Bahamas. Remington is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. Multi-Strategies L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Moore and Multi-Strategies Co. has requisite corporate power and authority, and each of Remington and Multi-Strategies L.P. has requisite partnership power and authority, to carry on its respective businesses as presently conducted and as proposed to be conducted. Each Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would


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have a material adverse effect on its business, assets, financial condition, results of operations or properties.

     2.2  CORPORATE POWER; PARTNERSHIP POWER

          Each of Moore and Multi-Strategies Co. has all requisite legal and corporate power and authority, and each of Remington and Multi-Strategies L.P. has all requisite legal and partnership power and authority, to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

     2.3  AUTHORIZATION

          All corporate action on the part of each of Moore and Multi-Strategies Co., their respective officers, directors and shareholders, and all partnership action on the part of each of Remington and Multi-Strategies L.P, their respective partners and officers, necessary for the authorization, execution, delivery and performance of this Agreement by each Seller and the performance of each Seller's obligations under this Agreement has been taken. Neither the execution, delivery or performance of this Agreement by Sellers nor the consummation or performance of any or all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Shares by Sellers to Buyer, the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement (including entering into the Investment Agreements), and Buyer's acquisition and ownership of the Shares (the "CONTEMPLATED TRANSACTIONS"), by Sellers will give any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body ("PERSON") the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of any Seller's articles of incorporation, bylaws, charter, limited partnership agreement or similar document adopted or filed in connection with the creation, formation, or organization of any Seller, or any amendment to any of the foregoing ("SELLER'S ORGANIZATIONAL DOCUMENTS");
(ii) any resolution adopted by the board of directors or the stockholders of either Moore or Multi-Strategies Co. or by the general partners of either Remington or Multi-Strategies L.P.; (iii) any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty (except for compliance with the HSR Act) ("LEGAL REQUIREMENT") or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator ("ORDER") to which any Seller may be subject; or (iv) any contract to which any Seller is a party or by which any Seller may be bound. Each Seller is not and will not be required to obtain any consent from any Person in connection with the execution, delivery and performance of this Agreement.

     2.4  COMPLIANCE WITH OTHER INSTRUMENTS

          The execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute, with or without the passage of time and the giving of notice, a default under,
(i) Moore's articles of incorporation, as amended,


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or bylaws, as amended, (ii) Multi-Strategies Co.'s articles of incorporation, as amended, or bylaws, as amended, (iii) Remington's limited partnership agreement, as amended, (iv) Multi-Strategies L.P.'s limited partnership agreement, as amended, or (v) any of any Seller's agreements nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon the Shares.

     2.5  OWNERSHIP

          Each Seller is and will be on the Closing Date the record and beneficial owner and holder of its Shares, free and clear of all charges, claims, community property interests, conditions, equitable interests, liens, options, pledges, security interests, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (except for restrictions with respect to applicable securities laws) ("ENCUMBRANCES"). No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. There are no contracts relating to the issuance, sale, or transfer of the Shares.

     2.6  BROKERS OR FINDERS

          Each Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Seller, any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or any other similar payments in connection with this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to each Seller as follows:

     3.1  ORGANIZATION AND GOOD STANDING

          Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Buyer has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, assets, financial condition, results of operations or properties.

     3.2  CORPORATE POWER

          Buyer has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement.

     3.3  CAPITALIZATION

          The authorized capital stock of Buyer consists of 110,000,000 shares of common stock, no par value ("COMMON STOCK"), and 38,000,000 shares of Preferred Stock, no par value, of which 3,450,000 shares are designated "SERIES A PREFERRED STOCK," 6,002,000 shares are


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

designated "SERIES B PREFERRED STOCK," 6,000,000 shares are designated "SERIES C PREFERRED STOCK," and 13,000,000 are designated "SERIES D PREFERRED STOCK." Immediately prior to entering into this Agreement, there shall be outstanding 53,833,021 shares of Common Stock, 3,450,000 shares of Series A Preferred Stock, 5,717,135 shares of Series B Preferred Stock, 6,000,000 shares of Series C Preferred Stock, and approximately 5,057,020 shares of Series D Preferred Stock (which number of shares of Series D Preferred Stock may increase or decrease by 300,000). All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws. Buyer has reserved a sufficient number of shares of Series D Preferred Stock for issuance hereunder, 3,450,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, 6,002,000 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, 6,000,000 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock, 13,000,000 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock, 15,000,000 shares of Common Stock for issuance under Buyer's 1996 Stock Plan, 17,500,000 shares of Common Stock for issuance under Buyer's 1999 Executive Stock Plan, and 9,000,000 shares of Common Stock for issuance under Buyer's 1999 Employee Stock Plan. Of the 15,000,000 shares of Common Stock Buyer has reserved for issuance under Buyer's 1996 Stock Plan, options to purchase 1,526,736 shares are outstanding and 534,835 shares remain available for future grants. Of the 17,500,000 shares of Common Stock Buyer has reserved for issuance under Buyer's 1999 Executive Stock Plan, options to purchase 16,005,000 shares are outstanding and 1,495,000 shares remain available for future grants. Of the 9,000,000 shares of Common Stock Buyer has reserved for issuance under Buyer's 1999 Employee Stock Plan, options to purchase 1,951,165 shares are outstanding and 6,145,335 shares remain available for future grants. Except for (i) conversion privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock and (ii) outstanding options (or options reserved for future grant) to purchase shares of Common Stock granted to employees or consultants pursuant to Buyer's stock plans or arrangements, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Buyer of any shares of its capital stock.

     3.4  AUTHORIZATION

          All corporate action on the part of Buyer, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Agreement by Buyer, the authorization, sale, issuance and delivery of the Purchase Consideration and the performance of Buyer's obligations under the Agreement has been taken. This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     3.5  COMPLIANCE WITH OTHER INSTRUMENTS

          Buyer is not in violation or default of any term of its articles of incorporation, as amended, or bylaws, as amended, or any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree, and to its knowledge is not in violation of any statute, rule or regulation applicable to Buyer where such


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

violation would have a material adverse effect on its business, assets, financial condition, results of operations or properties. The execution, delivery and performance of and compliance with this Agreement will not result in any violation of, or conflict with, or constitute, with or without the passage of time and the giving of notice, a default under, Buyer's articles of incorporation, as amended, or bylaws, as amended, or any of its agreements nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer; and there is no such violation or default which materially and adversely affects the business of Buyer or any of its properties or assets.

     3.6  BROKERS OR FINDERS

          Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or any other similar payments in connection with this Agreement.

     3.7  FIRPTA

          Buyer is not, and has not been at any time during the five year period ending on the date of this Agreement, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

4.   COVENANTS OF BUYER AND SELLERS PRIOR TO CLOSING DATE

     4.1  FILING FOR HSR APPROVAL

          As promptly as practicable after the date of this Agreement, Buyer will make all filings, and thereafter make any other required submissions, with respect to this Agreement, required to be made by Buyer under the HSR Act and any related governmental request thereunder. Each Seller shall cooperate with Buyer in the preparation of such filing and furnish to Buyer any information about such Seller required for Buyer to complete such filings.

     4.2  NO NEGOTIATION

          Until such time, if any, as this Agreement is terminated pursuant to
Section 7, each Seller will not, and will prevent any director, partner, officer, employee, agent, consultant, advisor, or other representative of such Seller, including legal counsel, accountants, and financial advisors ("REPRESENTATIVES"), directly or indirectly, from soliciting, initiating, or encouraging any inquiries or proposals from, discussing or negotiating with, providing any non-public information to, or considering the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.


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     4.3  FURTHER ASSURANCES

          (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, directors and/or general partners of Buyer and Sellers shall take all such necessary action.

     4.4  NO AMENDMENT OR WAIVER OF ANTIDILUTION PROVISIONS

          Buyer agrees not to amend or seek any waivers with respect to the anti-dilution provisions in Article IV of Buyer's articles of incorporation (other than amending the cross reference to Section C.6.d in the first sentence of Section C.2 of Article IV) prior to the Closing.

5.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

          Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     5.1  SELLERS' PERFORMANCE

          (a) All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 1.3 must have been delivered, and each of the other covenants and obligations in Section 4 must have been performed and complied with in all material respects.

     5.2  NO INJUNCTION

          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     5.3  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

          There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to


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obtain beneficial ownership of, the Shares or (b) is entitled to all or any portion of the Purchase Consideration payable to Sellers for the Shares.

     5.4  NO PROHIBITION

          Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

     5.5  HSR ACT

          Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

6.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

          Each Seller's obligation to sell the Shares and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller, in whole or in part):

     6.1  BUYER'S PERFORMANCE

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.3 and must have transferred the Purchase Consideration pursuant to Section 1.3(b)(i).

     6.2  NO INJUNCTION

          There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     6.3  HSR ACT

          Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.


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     6.4  FINANCING

          Buyer shall have issued at least $100.0 million of Series D Preferred Stock to parties unrelated to Buyer.

7.   TERMINATION

     7.1  TERMINATION EVENTS

          This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b) by Buyer if any of the conditions in Section 5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Sellers; or

          (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2000, or such later date as the parties may agree upon.

     7.2  EFFECT OF TERMINATION

          Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 8.1 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


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


8.   GENERAL PROVISIONS

     8.1  EXPENSES

          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     8.2  PUBLIC ANNOUNCEMENTS

          Except as required by law, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by law, prior to the Closing, Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     8.3  NOTICES

          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                               Sellers:

                                   Moore Global Investments, Ltd.,
                                   Multi-Strategies Fund Ltd.,
                                   Remington Investments Strategies, L.P., and
                                   Multi-Strategies Fund L.P.
                                   c/o Moore Capital Management, Inc.
                                   1251 Avenue of the Americas
                                   New York, New York  10020
                                   Attention:  Michael Heffernan
                                   Facsimile No.:  (212) 575-6832


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

                                   Moore Capital Management, Inc.
                                   1251 Avenue of the Americas
                                   New York, New York  10020
                                   Attention:  Steve Nelson
                                   Facsimile No.: (212) 782-7194

                               with a copy to:

                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                   Attention: James E. Kaye, Esq.
                                   590 Madison Avenue, Floor 20
                                   New York, New York  10022
                                   Facsimile No.: (212) 872-1002

                               Buyer:

                                   Bill Gross' idealab!
                                   130 West Union Street
                                   Pasadena, California  91103
                                   Attention:  General Counsel
                                   Facsimile No.: (626) 535-2703

                               with a copy to:

                                   Latham & Watkins
                                   633 West Fifth Street, Suite 4000
                                   Los Angeles, California 90071
                                   Attention: David M. Hernand, Esq.
                                   Facsimile No.: (213) 891-8763

     8.4  JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.5  WAIVER

          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege


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

or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.6  ENTIRE AGREEMENT AND MODIFICATION

          This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.7  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

          No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.8  SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.9  SECTION HEADINGS, CONSTRUCTION

          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     8.10 GOVERNING LAW

          This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     8.11 COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                 Buyer:

                                 BILL GROSS' IDEALAB!



                                 By: /s/ Bill Gross
                                    --------------------------------
                                    Name:  Bill Gross
                                    Title: Chairman of the Board and
                                           President

                                 Seller:

                                 MOORE GLOBAL INVESTMENTS, LTD.

                                 By:  Moore Capital Management, Inc.



                                 By: /s/ Savvas Savvinidis
                                    --------------------------------
                                    Name:  Savvas Savvinidis
                                    Its:   Trading Advisor
                                    Title: Director of Operations

                                 Seller:

                                 MULTI-STRATEGIES FUND LTD.

                                 By: Moore Capital Management, Inc.



                                 By: /s/ Savvas Savvinidis
                                    --------------------------------
                                    Name:  Savvas Savvinidis
                                    Its:   Trading Advisor
                                    Title: Director of Operations

                                 Seller:

                                 REMINGTON INVESTMENTS STRATEGIES, L.P.

                                 By: Moore Capital Advisors, L.L.C.



                                 By: /s/ Savvas Savvinidis
                                    --------------------------------
                                    Name:  Savvas Savvinidis
                                    Its:   General Partner
                                    Title: Director of Operations

                                 Seller:

                                 MULTI-STRATEGIES FUND L.P.

                                 By: Moore Capital Advisors, L.L.C.



                                 By: /s/ Savvas Savvinidis
                                    --------------------------------
                                    Name:  Savvas Savvinidis
                                    Its:   General Partner
                                    Title: Director of Operations

                                    EXHIBIT A

                              BILL GROSS' IDEALAB!

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT



                             [intentionally omitted]

                                    EXHIBIT B

                              BILL GROSS' IDEALAB!

                            INVESTOR RIGHTS AGREEMENT



                             [intentionally omitted]